Exhibit 10.54

CiG Wireless Corp
5 Concourse Parkway, Suite 3100	phone:	678 332 5000	email:	info@cigwireless.com
Atlanta GA, 30328	fax:	678 332 5050	web:	www.cigwireless.com

September 20, 2013

B. Eric Sivertsen

4841 Foxhall Crescent, N.W.

Washington, D.C. 20007

Re: Severance Agreement

Dear Eric:

This letter severance agreement (this “Severance Agreement”) confirms the understanding that has been reached between you and CIG Wireless Corp., a Nevada corporation (the “Company”) regarding the termination of your employment with the Company.

1. Your employment as Executive Vice President of Legal and Compliance with the Company was terminated without cause effective August 29, 2013 (the “Termination Date”). As of the Termination Date, (a) you no longer hold any employed position with the Company, and (b) any employment agreements between you and the Company, and any and all other agreements, promises, covenants, commitments, arrangements and understandings relating to your employment by the Company or the termination of that employment that may have existed (or may have been deemed to exist) between you, on the one hand, and the Company or any of its officers, directors, employees or affiliates (the “Releasees”), on the other hand, shall have terminated and ceased to be of any force or effect, except as expressly provided in this Severance Agreement. All work you performed on behalf of the Company as an employee, if any, ceased as of the Termination Date.

2. On the next regularly scheduled pay day, the Company shall pay to you your accrued, but unused vacation pay through and including the Termination Date in accordance with the Company’s vacation policy. You acknowledge and agree that, as of the Termination Date, your Base Salary is $175,000 per annum and that the accrued and unused vacation, if any, payable pursuant to this provision shall be calculated on the basis of such amount but solely with respect to the pro-rated period of time during which you actually worked as an employee for the Company. The Company will also reimburse you for any outstanding reasonable business expenses as required by the Company’s policy. Except for the payment of the amounts pursuant to this Section 2 and Section 3, after the Termination Date, you shall no longer be entitled to any payments or benefits from the Company or any of its affiliates. You will have the right to continue your group health insurance under COBRA. Your rights pursuant to COBRA will be sent to you under separate cover.

Exhibit 10.54

3. In exchange for the promises you have made in this Severance Agreement, during the Severance Period (defined below), the Company will pay you the equivalent of three (3) months’ salary, less applicable payroll deductions (“Severance Payments”). The Company will make Severance Payments pursuant to its standard payroll practices, and the first such payment will be made to you on the first pay day immediately following the Effective Date (as defined below) and will continue in accordance with the Company’s ordinary course of business payroll procedures basis for the three (3)-month period immediately thereafter (this time period, the “Severance Period”) unless accelerated at the sole discretion of the Company.

4. The restrictive covenants in the Employment Agreement are hereby replaced in their entirety by the following:

(a)	During the Restrictive Period, neither you nor the Company will make any statement, oral or written (including but not limited to any written statement posted on or through any social media or other website), that is disparaging or derogatory or directly or indirectly impugns the quality or integrity of the other.

(b)	During the Restrictive Period, you will not, on your own behalf or on behalf of any person, directly or indirectly, within a two-mile radius of any Wireless Towers (defined below): (i) engage in Competitive Business, or (ii) accept Competitive Business from any of the Company’s customers.

(c)	For purposes of the foregoing: (i) “Competitive Business” means the business of construction, maintenance, leasing of wireless communications towers to wireless service providers or the operation of wireless communications towers; (ii) “Restrictive Period” means the period of 12 months beginning on the Termination Date; and (iii) “Wireless Towers” means the Liberty Tower assets described in Exhibits A, B, C and D of the Purchase and Sale Agreement by and between CIG Wireless Corp. and Liberty Towers, LLC, dated May 3, 2013.

5. The Severance Payments contained in Section 3 and the amendments to the restrictive covenants contained in the Employment Agreement contained in Section 4 above are collectively referred to as the “Severance Package.” You represent and warrant to the Company that the Severance Package constitutes adequate and sufficient consideration in all respects for all of the covenants and agreements made by you in this Severance Agreement.

6. You hereby agree, effective as of the Termination Date, to knowingly and voluntarily release and discharge the Releasees from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, damages and liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, which against them you or your executors, administrators, successors or assigns ever had, now have, or may hereafter claim to have against the Releasees by reason of any matter, cause, or theory whatsoever arising on or before the Termination Date, and whether or not previously asserted before any state or federal court or before any state or federal agency or governmental entity and relating to your employment by the Company or the termination of that employment (the “Release”). The Release includes, without limitation, any and all rights or claims relating in any way to your employment relationship or the termination of your employment pursuant to the Employment Agreement, including those arising under any statute or regulation related to employment, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, (other than any vested ERISA rights), the Age Discrimination in Employment Act (“ADEA”) each as amended, or any other federal, state, local or foreign law, regulation, ordinance, common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between you and the Company or any of the other Releasees, in each case to the extent, and only to the extent, related to your employment by the Company or the termination of that employment. You represent and warrant to the Company and the other Releasees that you have not commenced or joined in any claim, charge, action or proceeding whatsoever against the Company or any of the other Releasees arising out of or relating to any of the matters set forth in this Section as of the date of your signature of this Severance Agreement, and you have not assigned or granted any rights in such regard nor have you pledged any such rights (contingent or otherwise) as security interest to any third party. You further covenant and agree that you will not initiate any action or litigation against the Company or any Releasees or seek in any forum in any jurisdiction, enforcement of any rights or entitlements with respect to any claim, charge, action or proceeding whatsoever against the Company or any other of the Releasees for any of the matters set forth in this Section. This release shall not apply to your rights under this Severance Agreement or to any rights you have or may have by reason of your relationship to Liberty Towers, LLC, including rights related to the Company’s securities that have been or may be issued pursuant to the Purchase and Sale Agreement by and between CIG Wireless Corp. and Liberty Towers, LLC, dated May 3, 2013.

Exhibit 10.54

7. The Company has recommended that you consult with an attorney of your choosing prior to signing this Severance Agreement. You represent that you understand and agree that you have such right and you have been given ample opportunity to review this Severance Agreement and, specifically, the Release in Section 6 above, with an attorney of your choice should you so desire. You further represent and warrant to the Company and the other Releasees that you have entered into this Severance Agreement freely and voluntarily.

8. You shall have twenty-one (21) days from the date of this letter to consider and sign this Severance Agreement, although you may sign sooner if you choose. Once you have signed this Severance Agreement, you shall have seven (7) additional days from the date of execution to revoke your consent to the Release of claims you may have under the ADEA pursuant to Section 6 above. Any revocation within this period must be sent in writing pursuant to Section 15 and state, “I hereby revoke my waiver of my rights under the ADEA contained in Section 4 of our Severance Agreement.” The “Effective Date” of this Severance Agreement shall be the eighth day following the date of signing of this Severance Agreement by Employee. If the last day of the revocation period is a Saturday, Sunday, or legal holiday, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday. You have no right to revoke any other terms of this Severance Agreement once it is executed. Once executed, all other terms of this Severance Agreement are enforceable regardless of any revocation of the ADEA waiver.

9. During the Severance Period, you further agree, following the date hereof, to reasonably cooperate with the Company and its officers and employees to take such actions as may be necessary for an orderly transition, including, but not limited to, transfer and execution of any and all necessary documents to terminate your employment and to implement the transactions contemplated hereby. You understand and agree that after the Termination Date, your services for the Company will not be those of an employee. Accordingly, neither your performance of any services as requested herein nor the Company’s payment of the Severance Payments will operate to deviate from or nullify the understanding between you and the Company that your employment with the Company has definitively and irrevocably ended as of the Termination Date.

10. No later than five (5) calendar days after you sign this Severance Agreement, you shall return to the Company any and all of its property still in your possession, including without limitation any of your work product and other trade secret and confidential information, which are the property of the Company, any physical property, documents, data files containing information belonging to the Company or its affiliates and on the date hereof you shall return any credit cards, keys, access cards, passwords and similar items in your possession. In the event that you discover any such item or information at any time thereafter, as the case may be, you shall promptly return them to the Company. The Company acknowledges that you are not, to its knowledge, in possession of any property required to be returned pursuant to this Section.

11. We agree that if either party breaches any provision of this Severance Agreement, the non-breaching party shall be entitled to seek enforcement of the applicable provisions therein, and the breaching party shall indemnify and hold harmless the non-breaching party in such regard (including, without limitation, reimbursement of any and all reasonable fees, costs, expenses and disbursement of legal counsel incurred in connection therewith), in addition to any other right or remedy, equitable relief, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining the breaching party from any such violation or threatened violation.

Exhibit 10.54

12. It is the desire and intent of both the Company and you that the provisions of this Severance Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. In the event that any one or more of the provisions of this Severance Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Severance Agreement shall not in any way be affected or impaired thereby.

13. The obligations hereunder are binding on you and the Company and you or its respective successors by law or contract.

14. This Severance Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, letters, undertakings and understandings of any nature or kind, written or oral, between you, on the one hand, and the Company or any of the Releasees, on the other hand, related to your employment by the Company or the termination of that employment.

15. This Severance Agreement cannot be modified, altered or amended except by a writing signed by both parties. No waiver by either party of any provision or condition of this Severance Agreement at any time shall be deemed a waiver of such provision or condition at any prior or subsequent time or of any other provision or condition at the same or any prior or subsequent time. This Severance Agreement and the provisions contained in it shall not be construed or interpreted for or against either party because that party drafted or caused that party's legal representative to draft any of its provisions.

16. This Severance Agreement shall be governed by and construed in accordance with the domestic laws of the District of Columbia, without giving effect to any choice of law or conflict of law provision or rule (whether of the District of Columbia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the District of Columbia. All disputes and controversies arising out of or relating to this Severance Agreement shall be finally settled and binding under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in Washington, DC, except that matters requiring injunctive relief may be brought directly only in the courts of the District of Columbia (including the United States District Court for the District of Columbia in any matter in which such court has jurisdiction. The place of arbitration shall be Washington, DC. Any award, verdict or settlement issued under such arbitration may be entered by any party for order of enforcement by any court of competent jurisdiction. The arbitrator shall have power to take interim measures he or she deems necessary, including injunctive relief and measures for the protection or conservation of property and disposition of perishable goods. Both parties consent to the application of District of Columbia substantive law and to the personal jurisdiction of the courts of the District of Columbia. Both parties agree not to challenge the validity of this Section on grounds of being void as against public policy. In the event that any suit or action is instituted under or in relation to this Severance Agreement, including without limitation to enforce any provision in this Severance Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all reasonable fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

17. For the purpose of this Severance Agreement, notices, demands, and all other communications provided for hereunder shall be in writing and shall be deemed to have been duly given when (a) delivered by hand; (b) received by the addressee, if sent with delivery receipt requested by Express Mail, Federal Express, other express delivery service or first-class prepaid certified mail; or (c) sent by e-mail, provided that any notice given by email shall only be effective if and when acknowledged in writing by the recipient of such email, addressed as follows:

Exhibit 10.54

If to the Company, to:

CIG Wireless Corp.

Attn.: Paul McGinn, CEO,

5 Concourse Parkway, Suite 3100,

Atlanta, Georgia 30328,

and/or by email to: pmcginn@cigwireless.com

and if to you to you at the physical and/or email address set forth on the first page hereof, with a copy (which shall not constitute notice) to:

William Simon

Garvey Schubert Barer

1000 Potomac Street, NW, Suite 500

Washington, DC 20007

And/or by email to: wsimon@gsblaw.com.

or at such other address as either party may from time to time specify to the other.

18. This Severance Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. A manual signature on this Severance Agreement or other documents to be delivered pursuant to this Severance Agreement, an image of which shall have been transmitted electronically, will constitute an original signature for all purposes. The delivery of copies of this Severance Agreement or other documents to be delivered pursuant to this Severance Agreement, including executed signature pages where required, by facsimile, “pdf” or other mode of electronic transmission will constitute effective delivery of this Severance Agreement or such other document for all purposes and each such exemplar delivered in such manner shall be an original for all purposes.

[Signature Page Follows]

Exhibit 10.54

Please indicate your acceptance of this Severance Agreement by signing and returning a copy of this letter.

Sincerely yours,

CIG WIRELESS CORP.

By:	/s/ Paul McGinn
Paul McGinn
Chief Executive Officer

Accepted and agreed to as of this ___27th_____ day of September, 2013

/s/ B. Eric Sivertsen
B. Eric Sivertsen